Exhibit 99.3

ADVANTAGE SOLUTIONS INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	September 30, 2020	December 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$486,396	$184,224
Restricted cash	17,429	14,801
Accounts receivable, net of allowances of $12,681 and $15,107, respectively	553,584	684,046
Prepaid expenses and other current assets	125,409	69,420

Total current assets	1,182,818	952,491
Property and equipment, net	85,069	114,690
Goodwill	2,153,855	2,116,696
Other intangible assets, net	2,489,465	2,600,596
Investments in unconsolidated affiliates	113,804	111,663
Other assets	76,348	116,547

Total assets	$6,101,359	$6,012,683

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Current portion of long-term debt	$26,170	$27,655
Accounts payable	171,321	179,415
Accrued compensation and benefits	157,436	136,645
Other accrued expenses	110,314	128,835
Deferred revenues	49,762	45,581

Total current liabilities	515,003	518,131
Long-term debt, net of current portion	3,287,349	3,172,087
Deferred income tax liabilities, net	502,891	506,362
Other long-term liabilities	148,396	146,297

Total liabilities	4,453,639	4,342,877

Commitments and contingencies (Note 10)

Equity attributable to stockholder of Advantage Solutions Inc.
Common stock authorized, 1,000 shares of $0.01 par value; issued and outstanding 125 shares as of September 30, 2020 and December 31, 2019	—	—
Additional paid in capital	2,339,141	2,337,491
Accumulated deficit	(768,458)	(745,295)
Loans to Karman Topco L.P.	(6,320)	(6,244)
Accumulated other comprehensive loss	(8,500)	(8,153)

Total equity attributable to stockholder of Advantage Solutions Inc.	1,555,863	1,577,799
Nonredeemable noncontrolling interest	91,857	92,007

Total stockholder’s equity	1,647,720	1,669,806

Total liabilities and stockholder’s equity	$6,101,359	$6,012,683

See Notes to the Unaudited Condensed Consolidated Financial Statements.

ADVANTAGE SOLUTIONS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

	Three Months Ended		Nine Months Ended
(in thousands, except share and per share data)	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

Revenues	$784,345	$981,682	$2,305,284	$2,772,187
Cost of revenues (exclusive of depreciation and amortization shown separately below)	625,363	809,243	1,881,979	2,323,341
Selling, general, and administrative expenses	11,855	38,042	133,480	134,786
Recovery from Take 5	—	—	(7,700)	—
Depreciation and amortization	58,556	57,872	177,513	174,424

Total expenses	695,774	905,157	2,185,272	2,632,551

Operating income	88,571	76,525	120,012	139,636
Interest expense, net	48,243	57,762	151,558	178,471

Income (loss) before income taxes	40,328	18,763	(31,546)	(38,835)
Provision for (benefit from) income taxes	3,623	(3,968)	(8,714)	(4,277)

Net income (loss)	36,705	22,731	(22,832)	(34,558)
Less: net income attributable to noncontrolling interest	756	142	331	649

Net income (loss) attributable to stockholder of Advantage Solutions Inc.	35,949	22,589	(23,163)	(35,207)
Other comprehensive income (loss) , net tax:
Foreign currency translation adjustments	5,970	(3,576)	(347)	(1,772)

Total comprehensive income (loss) attributable to stockholder of Advantage Solutions Inc.	$41,919	$19,013	$(23,510)	$(36,979)

Net income (loss) per common share:
Basic	$287,595	$180,713	$(185,304)	$(281,655)

Diluted	$287,595	$180,713	$(185,304)	$(281,655)

Weighted-average number of common shares:
Basic	125	125	125	125

Diluted	125	125	125	125

See Notes to the Unaudited Condensed Consolidated Financial Statements.

ADVANTAGE SOLUTIONS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

	Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Loans to Parent	Accumulated Other Comprehensive Income (Loss)	Advantage Solutions Inc. Stockholder’s Equity	Nonredeemable noncontrolling Interests	Total Stockholder’s Equity
(in thousands, except share data)	Shares	Amount
Balance at June 30, 2020	125	$—	$2,339,141	$(804,407)	$(6,282)	$(14,470)	$1,513,982	$87,483	$1,601,465
Comprehensive income
Net income	—	—	—	35,949	—	—	35,949	756	36,705
Foreign currency translation adjustments	—	—	—	—	—	5,970	5,970	3,618	9,588

Total comprehensive income							41,919	4,374	46,293

Loans to Karman Topco L.P.	—	—	—	—	(38)	—	(38)	—	(38)

Balance at September 30, 2020	125	$—	$2,339,141	$(768,458)	$(6,320)	$(8,500)	$1,555,863	$91,857	$1,647,720

	Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Loans to Parent	Other Comprehensive Income (Loss)	Solutions Inc. Stockholder’s Equity	Nonredeemable noncontrolling Interests	Total Stockholder’s Equity
(in thousands, except share data)	Shares	Amount
Balance at June 30, 2019	125	$—	$2,336,388	$(781,919)	$(6,125)	$(11,846)	$1,536,498	$83,437	$1,619,935
Comprehensive income (loss)
Net income	—	—	—	22,589	—	—	22,589	142	22,731
Foreign currency translation adjustments	—	—	—	—	—	(3,576)	(3,576)	(2,801)	(6,377)

Total comprehensive income (loss)							19,013	(2,659)	16,354

Increase in noncontrolling interest	—	—	—	—	—	—	—	2,503	2,503
Loans to Karman Topco L.P.	—	—	—	—	(38)	—	(38)	—	(38)
Equity-based compensation	—	—	563	—	—	—	563	—	563

Balance at September 30, 2019	125	$—	$2,336,951	$(759,330)	$(6,163)	$(15,422)	$1,556,036	$83,281	$1,639,317

	Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Loans to Parent	Other Comprehensive Income (Loss)	Solutions Inc. Stockholder’s Equity	Nonredeemable noncontrolling Interests	Total Stockholder’s Equity
(in thousands, except share data)	Shares	Amount
Balance at December 31, 2019	125	$—	$2,337,491	$(745,295)	$(6,244)	$(8,153)	$1,577,799	$92,007	$1,669,806
Comprehensive loss
Net loss	—	—	—	(23,163)	—	—	(23,163)	331	(22,832)
Foreign currency translation adjustments	—	—	—	—	—	(347)	(347)	(481)	(828)

Total comprehensive loss							(23,510)	(150)	(23,660)

Loans to Karman Topco L.P.	—	—	—	—	(76)	—	(76)	—	(76)
Equity-based compensation	—	—	1,650	—	—	—	1,650	—	1,650

Balance at September 30, 2020	125	$—	$2,339,141	$(768,458)	$(6,320)	$(8,500)	$1,555,863	$91,857	$1,647,720

	Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Loans to Parent	Other Comprehensive Income (Loss)	Solutions Inc. Stockholder’s Equity	Nonredeemable noncontrolling Interests	Total Stockholder’s Equity
(in thousands, except share data)	Shares	Amount
Balance at December 31, 2018	125	$—	$2,336,287	$(724,123)	$(6,050)	$(13,650)	$1,592,464	$76,850	$1,669,314
Comprehensive income (loss)
Net (loss) income	—	—	—	(35,207)	—	—	(35,207)	649	(34,558)
Foreign currency translation adjustments	—	—	—	—	—	(1,772)	(1,772)	(3,327)	(5,099)

Total comprehensive income (loss)							(36,979)	(2,678)	(39,657)

Redemption of noncontrolling interest	—	—	(109)	—	—	—	(109)	(523)	(632)
Increase in noncontrolling interest	—	—	—	—	—	—	—	9,632	9,632
Loans to Karman Topco L.P.	—	—	—	—	(113)	—	(113)	—	(113)
Equity-based compensation	—	—	773	—	—	—	773	—	773

Balance at September 30, 2019	125	$—	$2,336,951	$(759,330)	$(6,163)	$(15,422)	$1,556,036	$83,281	$1,639,317

See Notes to the Unaudited Condensed Consolidated Financial Statements.

ADVANTAGE SOLUTIONS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended
(in thousands)	September 30, 2020	September 30, 2019

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(22,832)	$(34,558)
Adjustments to reconcile net loss to net cash provided by operating activities
Noncash interest expense	11,928	15,000
Depreciation and amortization	177,513	174,424
Fair value adjustments related to contingent consideration liabilities	4,162	7,779
Deferred income taxes	(3,432)	(37,984)
Equity-based compensation	1,650	773
Equity in earnings of unconsolidated affiliates	(3,116)	(2,967)
Distribution received from unconsolidated affiliates	162	568
Loss on disposal of fixed assets	18,682	—
Noncash expenses related to lease abandonments	(1,777)	—
Loss on divestiture	—	769
Changes in operating assets and liabilities, net of effects from purchases of businesses:
Accounts receivable	131,229	13,027
Prepaid expense and other assets	31,839	7,423
Accounts payable	(10,992)	10,037
Accrued compensation and benefits	20,942	25,867
Deferred revenues	3,247	1,214
Other accrued expenses and other liabilities	(69,100)	(50,524)

Net cash provided by operating activities	290,105	130,848

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of businesses, net of cash acquired	(51,389)	(5,171)
Purchase of investment in unconsolidated affiliates	—	(1,493)
Purchase of property and equipment	(23,183)	(36,739)
Proceeds from divestiture	—	1,750
Return on investments from unconsolidated affiliates	—	821

Net cash used in investing activities	(74,572)	(40,832)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings under lines of credit	104,918	9,964
Payments on lines of credit	(106,153)	(10,085)
Proceeds from accounts receivable securitization facility	120,000	—
Proceeds from government loans for COVID-19 relief	2,846	—
Principal payments on long-term debt	(19,793)	(19,075)
Contingent consideration and holdback payments	(11,364)	(22,396)
Contribution from noncontrolling interest	—	7,129
Redemption of noncontrolling interest	—	(632)

Net cash provided by (used in) financing activities	90,454	(35,095)

Net effect of foreign currency fluctuations on cash	(1,187)	(1,239)
Net change in cash, cash equivalents and restricted cash	304,800	53,682

Cash, cash equivalents and restricted cash, beginning of period	199,025	144,519

Cash, cash equivalents and restricted cash, end of period	$503,825	$198,201

SUPPLEMENTAL CASH FLOW INFORMATION
Purchase of property and equipment recorded in accounts payable and accrued expenses	135	570
Note payable related to settlement of contingent consideration	6,194	9,385

See Notes to the Unaudited Condensed Consolidated Financial Statements.

ADVANTAGE SOLUTIONS INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Significant Accounting Policies

Advantage Solutions Inc., now known as ASI Intermediate Corp. (including its subsidiaries, the “Company” or “Advantage”), is a leading business solutions provider to consumer goods manufacturers and retailers. The Company’s customizable suite of technology-enabled sales and marketing solutions is designed to help manufacturers and retailers across a broad range of channels drive consumer demand, increase sales, and achieve operating efficiencies.

Refinancing

As of September 30, 2020, the Company had an aggregate of $3.3 billion of debt outstanding under the Company’s existing first lien credit agreement (the “First Lien Credit Agreement”), its existing second lien credit agreement (“the Second Lien Credit Agreement”) and its existing accounts receivable securitization facility (the “AR Facility” and, collectively with the First Lien Credit Agreement and the Second Lien Credit Agreement, the “Credit Facilities”). Approximately $2.5 billion of debt outstanding under the Credit Facilities was scheduled to mature in July 2021. As further discussed in Note 11, Subsequent Events, on October 28, 2020, the Company repaid the outstanding debt and accrued interest under the Credit Facilities, at a total cost of $86.0 million, from a combination of (i) cash on hand, (ii) proceeds from certain private investments in Class A common stock of Conyers Park II Acquisition Corp., now known as Advantage Solutions, Inc. (“Conyers Park”), (iii) the entry by Advantage Sales & Marketing, Inc., a wholly owned subsidiary of the Company (“ASM”), into (a) a new senior secured asset-based revolving credit facility, which permits borrowing in an aggregate principal amount of up to $400.0 million, subject to borrowing base capacity (the “New Revolving Credit Facility”), of which $100.0 million of principal amount was borrowed as of October 28, 2020, and (b) a new secured first lien term loan credit facility in an aggregate principal amount of $1.325 billion (the “New Term Loan Facility” and, together with the New Revolving Credit Facility, the “New Senior Secured Credit Facilities”), and (iv) the issuance by Advantage Solutions FinCo LLC, a direct subsidiary of ASM (“Finco”), of $775.0 million aggregate principal amount of 6.50% Senior Secured Notes due 2028 (the “Senior Secured Notes”).

In accordance with Accounting Standards Update (“ASU”) No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year from the financial statements’ issuance date. Based on the actions the Company has taken as described above and its resulting current resources, the Company completed an updated evaluation of the Company’s ability to continue as going concern and has concluded the factors that previously raised substantial doubt about the Company’s ability to continue as going concern no longer exist as of the issuance date of these condensed consolidated financial statements.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its subsidiaries. The unaudited condensed consolidated financial statements do not include all of the information required by accounting principles generally accepted in the United States (“U.S. GAAP”). The Condensed Consolidated Balance Sheet at December 31, 2019 was derived from the audited consolidated financial statements at that date and does not include all the disclosures required by U.S. GAAP. In the opinion of management, all adjustments which are of a normal recurring nature and necessary for a fair statement of the results as of September 30, 2020 and for the three months ended and the nine months ended September 30, 2020 and 2019 have been reflected in the condensed consolidated financial statements. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of and for the year ended December 31, 2019 and the related footnotes thereto. Operating results for the three months ended and the nine months ended September 30, 2020 are not necessarily indicative of the results to be expected during the remainder of the current year or for any future period.

Take 5 Matter

On April 1, 2018, the Company acquired certain assets and assumed liabilities of Take 5 Media Group (“Take 5”) for total consideration of $81.6 million, including the fair value of contingent consideration of $4.6 million and holdback liabilities of $0.8 million. In June 2019, as a result of a review of internal allegations related to inconsistency of data provided by Take 5 to its clients, the Company commenced an investigation into Take 5’s operations. In July 2019, as a result of the Company’s investigation, the Company determined that revenue during the fiscal year ended December 31, 2018 attributable to the Take 5 business had been recognized for services that were not performed on behalf of clients of Take 5 and that inaccurate reports were made to Take 5 clients about those services (referred to as the “Take 5 Matter”). As a result of these findings, in July 2019, the Company terminated all operations of Take 5, including the use of its associated trade names and the offering of its services to its clients and offered refunds to Take 5 clients of collected revenues attributable to Take 5 since the Company’s acquisition of Take 5. The Company also determined that the amounts assigned to the assets of Take 5 acquired on the acquisition date had been improperly established based on inaccurate assumptions as to the fair value of the assets acquired and recorded a loss on Take 5 charge of $79.2 million in the Consolidated Statements of Comprehensive (Loss) Income for the year ended December 31, 2018.

In May 2020, the Company received $7.7 million from its representation warranty and indemnity policy related to the Take 5 acquisition for claims related to the Take 5 Matter, the maximum aggregate recovery under the policy.

Recent Accounting Standards

Recent Accounting Standards Adopted by the Company

In August 2018, the Financial Accounting Standards Board (FASB) issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. This guidance modifies the disclosure requirements on fair value measurements in Topic 820 based on the consideration of costs and benefits to promote the appropriate exercise and discretion by entities when considering fair value measurement disclosures and to clarify that materiality is an appropriate consideration of entities and their auditors when evaluating disclosure requirements. The amendments in this update are effective for reporting periods beginning after December 15, 2019, with early adoption permitted. The adoption of this accounting standard did not have a material impact on the Company’s condensed consolidated financial statements.

Accounting Standards Recently Issued but Not Yet Adopted by the Company

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This guidance provides optional expedients and exceptions for U.S. GAAP to contracts, hedging relationships, and other transactions that reference London Interbank Offered Rate (“LIBOR”) or another reference rate if certain criteria are met. The amendments in this update are effective for reporting periods that include or are subsequent to March 12, 2020. Once adopted, the amendments in this update must be applied prospectively for all eligible contract modifications for that topic. The Company is evaluating the potential impact of this adoption on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which simplifies the accounting for income taxes, eliminates certain exceptions within ASC 740, Income Taxes, and clarifies certain aspects of the current guidance to promote consistency among reporting entities. ASU 2019-12 is effective for fiscal years beginning after December 15, 2021. Most amendments within the standard are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. The Company is evaluating the potential impact of this adoption on its consolidated financial statements.

All other new accounting pronouncements issued, but not yet effective or adopted have been deemed to be not relevant to the Company and, accordingly, are not expected to have a material impact once adopted.

2. Revenue Recognition

The Company recognizes revenue when control of promised goods or services are transferred to the client in an amount that reflects the consideration that the Company expects to be entitled to in exchange for such goods or services. Substantially all of the Company’s contracts with clients involve the transfer of a service to the client, which represents a performance obligation that is satisfied over time because the client simultaneously receives and consumes the benefits of the services provided. In most cases, the contracts consist of a performance obligation that is comprised of a series of distinct services that are substantially the same and that have the same pattern of transfer (i.e., distinct days of service). For these contracts, the Company allocates the ratable portion of the consideration based on the services provided in each period of service to such period.

Revenues related to the sales segment are primarily recognized in the form of commissions, fee-for-service, or on a cost-plus basis for providing headquarter relationship management, analytics, insights and intelligence services, administrative services, retail services, retailer client relationships and in-store media programs, and digital technology solutions (which include business intelligence solutions, e-commerce services, and content services).

Marketing segment revenues are primarily recognized in the form of fee-for-service (including retainer fees, fees charged to clients based on hours incurred, project-based fees, or fees for executing in-person consumer engagements or experiences, which engagements or experiences the Company refers to as “events”), commissions, or on a cost-plus basis for providing experiential marketing, shopper and consumer marketing services, private label development and digital, social, and media services.

The Company disaggregates revenues from contracts with clients by reportable segment. Revenues within each segment are further disaggregated between brand-centric services and retail-centric services. Brand-centric services are centered on providing solutions to support manufacturers’ sales and marketing strategies. Retail-centric services are centered on providing solutions to retailers. Disaggregated revenues were as follows:

	Three Months Ended		Nine Months Ended
(in thousands)	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Sales brand-centric services	$321,770	$307,055	$918,176	$886,009
Sales retail-centric services	220,292	196,280	591,923	548,859

Total sales revenues	542,062	503,335	1,510,099	1,434,868

Marketing brand-centric services	111,077	119,209	289,796	330,145
Marketing retail-centric services	131,206	359,138	505,389	1,007,174

Total marketing revenues	242,283	478,347	795,185	1,337,319

Total revenues	$784,345	$981,682	$2,305,284	$2,772,187

Substantially all of the Company’s contracts with its clients either have a contract term that is less than one year with options for renewal and/or can be cancelled by either party upon 30 to 120 days’ notice. The Company does not have significant consideration allocated to remaining performance obligations for contracts with a contract term that exceeds one year. When the Company satisfies its performance obligation and recognizes revenues, the Company has a present and unconditional right to payment and records the receivable from clients in Accounts receivable, net of allowances in the Condensed Consolidated Balance Sheet.

For certain contracts with clients, the Company is entitled to additional fees upon meeting specific performance goals or thresholds, which are referred to as bonus revenues. Bonus revenues are variable consideration and are estimated using an expected value/most likely amount approach. Bonus revenues are recognized as revenues as the related services are performed for the client. The Company records an adjustment to revenues for differences between estimated revenues and the amounts ultimately invoiced to the client. Adjustments to revenues during the current period related to services transferred during prior periods were not material for the three months and the nine months ended September 30, 2020.

The Company evaluates each client contract individually in accordance with the applicable accounting guidance to determine whether the Company acts as a principal (whereby the Company would present revenues on a gross basis), or as an agent (whereby the Company would present revenues on a net basis). While the Company primarily acts as a principal in its arrangements and reports revenues on a gross basis, the Company will occasionally act as an agent and accordingly presents revenues on a net basis. For example, for certain advertising arrangements, the Company’s clients purchase media content in advance, and the Company does not take on any risk of recovering its cost to acquire the media content. As a result, the Company determined it acts as the agent in these arrangements and records revenues and their related costs on a net basis. However, in cases where media content is not purchased in advance by its clients, the Company records such revenues and its related costs on a gross basis, as it bears the risk of recovering the costs to acquire the revenues related to such media content and it is responsible for fulfillment of the services thereunder.

Contract liabilities represent deferred revenues which are cash payments that are received in advance of the Company’s satisfaction of the applicable obligation(s) and are included in Deferred revenues in the Condensed Consolidated Balance Sheets. Deferred revenues are recognized as revenues when the related services are performed for the client. Revenues recognized during the three months and the nine months ended September 30, 2020 that were included in Deferred revenues as of December 31, 2019 were $3.8 million and $31.0 million, respectively.

3. Acquisitions

2020 Acquisitions

The Company acquired three businesses during the nine months ended September 30, 2020, of which two were sales agencies and one was a marketing agency. The acquisitions were accounted for under the acquisition method of accounting. As such, the purchase consideration for each acquired business was allocated to the acquired tangible and intangible assets and liabilities assumed based upon their respective fair values. Assets acquired and liabilities assumed in the business combination were recorded on the Company’s financial statements as of the acquisition date based upon the estimated fair value at such date. The excess of the purchase consideration over the estimated fair value of the net tangible and identifiable intangible assets acquired was recorded as goodwill. The allocation of the excess purchase price was based upon preliminary estimates and assumptions and is subject to revision when the Company receives final information. Accordingly, the measurement period for such purchase price allocations will end when the information, or the facts and circumstances, becomes available, but will not exceed twelve months. The results of operations of the business acquired by the Company have been included in the Condensed Consolidated Statements of Comprehensive Loss since the date of acquisition.

The aggregate purchase price for the acquisitions referenced above was $72.1 million, which includes $51.4 million paid in cash, $17.2 million recorded as contingent consideration liabilities, and $3.5 million recorded as holdback amounts. Contingent consideration payments are determined based on future financial performance and payment obligations (as defined in the applicable purchase agreement) and recorded at fair value. The maximum potential payment outcome related to the acquisitions is $45.8 million. Holdback amounts are used to withhold a portion of the initial purchase price payment until certain post-closing conditions are satisfied and are typically settled within 24 months of the acquisition. The goodwill related to the acquisitions represented the value paid for the assembled workforce, geographic presence, and expertise. Of the resulting goodwill relating to these acquisitions, $19.8 million is deductible for tax purposes.

The preliminary fair values of the identifiable assets and liabilities of the acquisitions completed during the nine months ended September 30, 2020, at the respective acquisition dates, are as follows:

(in thousands)
Consideration:
Cash	$51,389
Holdbacks	3,487
Fair value of contingent consideration	17,210

Total consideration	$72,086

Recognized amounts of identifiable assets acquired and liabilities assumed:
Assets
Accounts receivable	$2,605
Other assets	2,925
Property and equipment	321
Identifiable intangible assets	32,610

Total assets	38,461

Liabilities
Total liabilities	4,402

Total identifiable net assets	34,059

Goodwill arising from acquisitions	$38,027

The identifiable intangible assets are being amortized on a straight-line basis over their estimated useful lives. The preliminary fair value and estimated useful lives of the intangible assets acquired are as follows:

(in thousands)	Amount	Weighted Average Useful Life

Client relationships	$32,610	10 years

The operating results of the businesses acquired during the nine months ended September 30, 2020 contributed total revenues of $17.8 million and $44.7 million in the three months ended and the nine months ended September 30, 2020, respectively. The Company has determined that the presentation of net income from the date of acquisition is impracticable due to the integration of the operations upon acquisition.

During the three months and the nine months ended September 30, 2020, the Company incurred zero and $0.2 million, respectively, in transaction costs related to the acquisitions described above. These costs have been included in “Selling, general, and administrative expenses” in the Condensed Consolidated Statement of Comprehensive Loss.

Unaudited Supplemental Pro Forma Information

Unaudited supplemental information on a pro forma basis, presented as if the acquisitions completed during the period from January 1, 2020 to November 16, 2020 and for the year ended December 31, 2019, had been consummated as of the beginning of the comparative prior period, is as follows:

	Three Months Ended		Nine Months Ended
(in thousands, except per share data)	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Total revenues	$784,840	$997,479	$2,307,999	$2,791,366
Net income (loss) attributable to stockholder of Advantage Solutions Inc.	$38,277	$24,603	$(20,447)	$(29,522)
Basic earnings per share	306,220	196,822	(163,578)	(236,176)
Diluted earnings per share	306,220	196,822	(163,578)	(236,176)

The unaudited pro forma supplemental information is based on estimates and assumptions which the Company believes are reasonable and reflects the pro forma impact of additional amortization related to the fair value of acquired intangible assets, the pro forma impact of acquisition costs which consisted of legal, advisory and due diligence fees and expenses, and the pro forma tax effect of the pro forma adjustments for the three months and the nine months ended September 30, 2020 and 2019. This supplemental pro forma information has been prepared for comparative purposes and does not purport to be indicative of what would have occurred had the acquisition been consummated during the periods for which pro forma information is presented.

4. Goodwill and Intangible Assets

Changes in goodwill for the nine months ended September 30, 2020 are as follows:

(in thousands)	Sales	Marketing	Total
Gross carrying amount as of December 31, 2019	$2,090,340	$678,356	$2,768,696
Accumulated impairment charge(1)	(652,000)	—	(652,000)

Balance at December 31, 2019	$1,438,340	$678,356	$2,116,696

Acquisitions	24,484	13,543	38,027
Foreign exchange translation effects	(868)	—	(868)

Balance at September 30, 2020	$1,461,956	$691,899	$2,153,855

(1)

During the fiscal year ended December 31, 2018, the Company recognized a non-cash goodwill impairment charge of $652.0 million related to the Company’s sales reporting unit as a result of the Company’s annual evaluation of goodwill impairment test.

The following tables set forth information for intangible assets:

		September 30, 2020
(in thousands)	Weighted Average Useful Life	Gross Carrying Value	Accumulated Amortization	Accumulated Impairment Charges	Net Carrying Value
Finite-lived intangible assets:
Client relationships	14 years	$2,440,404	$929,243	$—	$1,511,161
Tradenames	8 years	133,232	62,306	—	70,926
Developed technology	5 years	10,160	5,481	—	4,679
Covenant not to compete	5 years	6,100	3,401	—	2,699

Total finite-lived intangible assets		2,589,896	1,000,431	—	1,589,465

Indefinite-lived intangible assets:
Tradenames		1,480,000	—	580,000	900,000

Total other intangible assets		$4,069,896	$1,000,431	$580,000	$2,489,465

		December 31, 2019
(in thousands)	Weighted Average Useful Life	Gross Carrying Value	Accumulated Amortization	Accumulated Impairment Charges	Net Carrying Value
Finite-lived intangible assets:
Client relationships	14 years	$2,408,573	$798,153	$—	$1,610,420
Tradenames	8 years	132,844	52,485	—	80,359
Developed technology	5 years	10,160	3,957	—	6,203
Covenant not to compete	5 years	6,100	2,486	—	3,614

Total finite-lived intangible assets		2,557,677	857,081	—	1,700,596

Indefinite-lived intangible assets:
Tradenames		1,480,000	—	580,000	900,000

Total other intangible assets		$4,037,677	$857,081	$580,000	$2,600,596

As of September 30, 2020, estimated future amortization expenses of the Company’s existing intangible assets are as follows:

(in thousands)
The remainder of 2020	$47,784
2021	190,783
2022	188,246
2023	184,713
2024	183,761
Thereafter	794,178

Total amortization expense	$1,589,465

5. Debt

(in thousands)	September 30, 2020	December 31, 2019
First lien term loans	$2,448,123	$2,467,529
Second lien term loans	760,000	760,000
Account receivable securitization facility	120,000	—
Notes payable and deferred obligations	3,360	2,053

	3,331,483	3,229,582
Less: current portion	26,170	27,655
Less: debt issuance costs	17,964	29,840

Long-term debt, net of current portion	$3,287,349	$3,172,087

Under the Credit Facilities, the Company is required to meet customary affirmative and negative covenants; including certain financial covenants relating to leverage to earnings before interest, taxes, depreciation and amortization ratios. The Company was in compliance with all of its affirmative and negative covenants under the Credit Facilities as of September 30, 2020. In addition, the Company was required to repay the principal under the First Lien Terms Loans (as such term was defined in the First Lien Credit Agreement) in the greater amount of its excess cash flow, as defined in the First Lien Credit Agreement, or $25.9 million, per annum, in quarterly payments. The Company made each of the minimum quarterly principal payments of $6.5 million and $19.4 million during the three months ended and the nine months ended September 30, 2020, respectively, and no payments under the excess cash flow calculation were required. As of September 30, 2020, the First Lien Term Loans and the Second Lien Term Loans (as defined in the Second Lien Credit Agreement) were collateralized by substantially all of the assets of the Company, excluding those assets secured by the accounts receivable securitization facility described below.

As of September 30, 2020, the Company had $2.5 billion of debt outstanding under the First Lien Term Loans and $760 million of debt outstanding under the Second Lien Term Loans with maturity dates in July 2021 and July 2022, respectively. On October 28, 2020, the Company repaid the outstanding debt under its First Lien Term Loans and Second Liens Term Loans and the Company, through its subsidiaries, entered into the New Senior Secured Credit Facilities, consisting of a $1,325.0 million New Term Loan Facility and a $400.0 million New Revolving Facility, and issued $775.0 million of Senior Secured Notes. For more information, see Note 11, Subsequent Events.

On March 11, 2020 the World Health Organization declared a novel strain of coronavirus (“COVID-19”) a global pandemic and recommended containment and mitigation measures worldwide. In response to the COVID-19 pandemic and the related containment and mitigation measures, in March 2020, the Company increased its borrowings by $80.0 million under the Revolving Credit Facility as a precautionary measure to increase its cash position, preserve financial flexibility and maintain liquidity. Subsequently in May 2020, the Company paid off the additional borrowings of $80.0 million, due to an increased cash balance available at that time.

In April 2020, the Company entered into an accounts receivable securitization facility under which accounts receivable of certain domestic subsidiaries are sold on a non-recourse basis to a special purpose entity (“SPE”), which is a bankruptcy-remote, consolidated subsidiary of the Company. Accordingly, the assets of the SPE are not available to satisfy the obligations of the Company or any of its subsidiaries. From time to time, the SPE may finance such accounts receivable with a revolving loan facility secured by a pledge of such accounts receivable. The amount of outstanding borrowings on the revolving loan facility at any one time is limited to $300.0 million. The agreement governing the accounts receivable securitization facility provides for an initial three-year term and may be extended and contains certain covenants and termination events. An occurrence of an event of default or a termination event under the accounts receivable securitization facility may give rise to the right of its counterparty to terminate this facility.

On April 27, 2020 the Company obtained $120.0 million under its AR Facility, representing the minimum funding threshold of 60.0% of the $200.0 million borrowing base. The Company guaranteed the performance of the obligations of its subsidiaries that sell and service the account receivable under the AR Facility. In accordance with the terms of the AR Facility, the Company may use the borrowings for working capital, general corporate or other purposes permitted thereunder. As of September 30, 2020, the Company was in compliance with all financial covenants under the AR Facility. On October 28, 2020, the Company repaid the $120.0 million outstanding debt under the AR Facility. See Note 11, Subsequent Events, for additional information.

On May 25, 2020, a subsidiary of the Company operating in Japan entered into two loan agreements and had aggregate principal amount of $2.8 million borrowings from a bank lender pursuant to a local government loan program. The loan bears an interest rate of 1.82% per annum with maturity date of May 27, 2029 and amounts under the loans will be repayable to the lender in monthly installments.

As of September 30, 2020, the Company’s future minimum principal payments on long-term debt were as follows:

(in thousands)
The remainder of 2020	$6,737
2021	2,441,702
2022	760,039
2023	120,043
2024	24
Thereafter	2,938

Total future minimum principal payments	$3,331,483

6. Fair Value of Financial Instruments

The Company measures fair value based on the prices that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are based on a three-tier hierarchy that prioritizes the inputs used to measure fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions.

As of September 30, 2020, and December 31, 2019, the Company’s interest rate derivatives and forward contracts are Level 2 assets and liabilities with the related fair values based on third-party pricing service models. These models use discounted cash flows that utilize market-based forward swap curves commensurate with the terms of the underlying instruments.

As of September 30, 2020, and December 31, 2019, the contingent consideration assets and liabilities are Level 3 assets and liabilities with the related fair values based on the significant unobservable inputs and probability weightings in using the income approach.

The following table sets forth the Company’s financial assets and liabilities measured on a recurring basis at fair value, categorized by input level within the fair value hierarchy.

	September 30, 2020
(in thousands)	Fair Value	Level 1	Level 2	Level 3
Assets measured at fair value
Cash and cash equivalents	$486,396	$486,396	$—	$—
Contingent consideration related to South Africa divestiture	6,120	—	—	6,120

Total assets measured at fair value	$492,516	$486,396	$—	$6,120

Liabilities measured at fair value
Derivative financial instruments	$2,245	$—	$2,245	$—
Account receivable securitization facility	120,000	—	120,000	—
Contingent consideration	48,153	—	—	48,153

Total liabilities measured at fair value	$170,398	$—	$122,245	$48,153

	December 31, 2019
(in thousands)	Fair Value	Level 1	Level 2	Level 3
Assets measured at fair value
Cash and cash equivalents	$184,224	$184,224	$—	$—
Contingent consideration related to South Africa divestiture	6,120	—	—	6,120

Total assets measured at fair value	$190,344	$184,224	$—	$6,120

Liabilities measured at fair value
Derivative financial instruments	$3,277	$—	$3,277	$—
Contingent consideration	47,649	—	—	47,649

Total liabilities measured at fair value	$50,926	$—	$3,277	$47,649

The carrying amounts of “Cash and cash equivalents”, “Accounts receivable”, and “Accounts payable” approximate fair value due to the short-term maturities of these financial instruments in the Condensed Consolidated Balance Sheets.

The following table sets forth the carrying values and fair values of the Company’s financial liabilities measured on a recurring basis, categorized by input level within the fair value hierarchy:

(in thousands)	Carrying Value	Fair Value (Level 2)
Balance at September 30, 2020
First lien term loans	$2,448,123	$2,371,938
Second lien term loans	760,000	721,088
Account receivable securitization facility	120,000	120,000
Notes payable and deferred obligations	3,360	3,360

Total long-term debt	$3,331,483	$3,216,386

(in thousands)	Carrying Value	Fair Value (Level 2)
Balance at December 31, 2019
First lien term loans	$2,467,529	$2,413,663
Second lien term loans	760,000	733,526
Notes payable and deferred obligations	2,053	1,872

Total long-term debt	$3,229,582	$3,149,061

The guidance in ASC 825, Financial Instruments, provides a fair value option election that allows entities to make an irrevocable election of fair value as the initial and subsequent measurement attribute for certain eligible financial assets and liabilities. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. The decision to elect the fair value option is determined on an instrument by instrument basis and must be applied to an entire instrument and is irrevocable once elected.

The Company has elected the fair value option for its accounts receivable securitization facility under which accounts receivable of certain domestic subsidiaries are sold on a non-recourse basis to a special purpose entity (“SPE”), which is a bankruptcy-remote, consolidated subsidiary of the Company. Accordingly, the assets of the SPE are not available to satisfy the obligations of the Company or any of its subsidiaries. The fair value election for accounts receivable securitization facility were made to align with any changes in fair value to the underlying revolving sales of accounts receivable pursuant to the arrangement. In determining the fair value of the assets and liabilities of the accounts receivable securitization facility, we maximize the use of observable inputs over unobservable inputs. Fair value is calculated in accordance with the market approach, utilizing market consensus pricing models with quoted prices that are directly or indirectly observable, or “Level 2 Inputs”.

Interest Rate Cap Agreements

As of September 30, 2020 and December 31, 2019, the Company had interest rate cap contracts on $1.5 billion of notional value of principal from various financial institutions, with a maturity date of January 24, 2022 to manage the Company’s exposure to interest rate movements on variable rate credit facilities when three-months LIBOR on term loans exceeds caps ranging from 3.25% to 3.5%. As of September 30, 2020 and December 31, 2019, the aggregate fair value of the Company’s outstanding interest rate caps represented an outstanding net liability of $2.2 million and $3.3 million, respectively.

As of September 30, 2020, $1.0 million and $1.3 million of the Company’s fair value of outstanding interest rate caps were included in “Other accrued expenses” and “Other long-term liabilities” in the Condensed Consolidated Balance Sheets, respectively, with changes in fair value recognized as a component of “Interest expense, net” in the Condensed Consolidated Statements of Comprehensive Loss. As of December 31, 2019, $1.0 million and $2.3 million of the Company’s fair value of outstanding interest rate caps were included in “Other accrued expenses” and “Other long-term liabilities” in the Consolidated Balance Sheets, respectively, with changes in fair value recognized as a component of “Interest expense, net” in the Consolidated Statements of Comprehensive (Loss) Income.

Interest expense related to changes in the fair value of its derivative instruments was not material for the three months ended September 30, 2020. During the three months ended September 30, 2019, the Company recorded interest expense in the amount of $0.1 million, related to changes in the fair value of its derivative instruments.

During the nine months ended September 30, 2020 and 2019, the Company recorded interest expense in the amount of $0.1 million and $2.5 million, related to changes in the fair value of its derivative instruments, respectively.

Forward Contracts

As of September 30, 2020, the Company had three open Euro forward contracts to hedge foreign currency exposure on a total of €2.6 million, with maturities in fiscal year 2020. As of December 31, 2019, the Company had no open Euro forward contracts.

During the three months ended September 30, 2020 and 2019, the Company recognized a gain of $0.4 million and a loss of $0.5 million, respectively, related to changes in fair value of the forward contracts as a component of “Selling, general and administrative expenses” in the Condensed Consolidated Statements of Comprehensive Loss.

During the nine months ended September 30, 2020 and 2019, the Company recognized a gain of $0.5 million and a loss of $0.5 million, respectively, related to changes in fair value of the forward contracts as a component of “Selling, general and administrative expenses” in the Condensed Consolidated Statements of Comprehensive Loss.

Contingent Consideration related to South Africa divestiture

Each reporting period, the Company measures the fair value of its contingent receivables by evaluating the significant unobservable inputs and probability weightings using Monte Carlo simulations. Any resulting decreases or increases in the fair value result in a corresponding gain or loss reported in “Selling, general, and administrative expenses” in the Condensed Consolidated Statements of Comprehensive Loss. Changes to the contingent consideration related to South Africa divestiture during the three months and the nine months ended September 30, 2020 were not material.

Contingent Consideration Liabilities

Each reporting period, the Company measures the fair value of its contingent liabilities by evaluating the significant unobservable inputs and probability weightings using Monte Carlo simulations. Any resulting decreases or increases in the fair value result in a corresponding gain or loss reported in “Selling, general, and administrative expenses” in the Condensed Consolidated Statements of Comprehensive Loss.

As of September 30, 2020, the maximum potential payment outcomes were $302.4 million. The following table summarizes the changes in the carrying value of estimated contingent consideration liabilities:

	Nine Months Ended September 30,
(in thousands)	2020	2019

Beginning of the period	$47,649	$85,977
Fair value of acquisitions	17,210	—
Payments	(14,074)	(46,485)
Note issuance for settlements	(6,194)	—
Changes in fair value	4,162	7,779
Foreign exchange translation effects	(600)	(1,188)

End of the period	$48,153	$46,083

7. Related Party Transactions

Overlapping Directors

Until February 2, 2020, a member of the board of directors of the Company’s sole stockholder at that time, Karman Topco L.P. (“Topco”) served as a member of the board of directors for a holding company of a client. The Company recognized revenues of zero and $3.9 million from this client during the three months and nine months ended September 30, 2020, respectively. During the three months and nine months ended September 30, 2019, the Company recognized revenues of $10.7 million and $31.7 million, respectively, from the same client of the Company, of which the member of the client’s holding company’s board of directors also served as members of the board of directors of Topco. Accounts receivable from this client were zero and $7.0 million as of September 30, 2020 and December 31, 2019, respectively.

During the three months and nine months ended September 30, 2020 and 2019, the Company recognized revenues from another client of the Company, of which a member of the board of directors of the client of the Company also serves as a member of the board of directors of Topco. During the three months ended September 30, 2020 and 2019, the Company recognized revenues of $5.8 million and $2.1 million, respectively, and during the nine months ended September 30, 2020 and 2019, the Company recognized revenues of $14.9 million and $2.2 million, respectively, from this client. Accounts receivable from this client was $1.9 million and $0.1 million as of September 30, 2020 and December 31, 2019, respectively.

Investment in Unconsolidated Affiliates

During the three months ended September 30, 2020 and 2019, the Company recognized revenues of $3.1 million and $5.5 million, respectively, from the parent company of an investment. During the nine months ended September 30, 2020 and 2019, the Company recognized revenues of $10.5 million and $16.3 million, respectively, from the parent company of an investment. Accounts receivable from this client were $2.0 million and $2.2 million as of September 30, 2020 and December 31, 2019, respectively.

8. Income Taxes

The Company’s effective income tax rates were 9.0% and (21.1)% for the three months ended September 30, 2020 and 2019, respectively. The fluctuation in the effective rates during the three months ended September 30, 2020 and 2019 is caused by variations in the Company’s estimated annual effective tax rate from the respective previous quarters as well as changes in the income (loss) before income taxes in those periods.

The Company’s effective income tax rates were 27.6% and 11.0% for the nine months ended September 30, 2020 and 2019, respectively. The fluctuation in the effective rates during the nine months ended September 30, 2020 and 2019 is primarily due to changes in the mix of loss before income taxes in the U.S. and foreign countries and a reduction in tax expense in the current year due to differences in final Tax Cuts and Jobs Act regulations with respect to Global Intangible Low-taxed Income and foreign taxes which were partially offset by the tax effects of fair value adjustment of contingent consideration from stock acquisitions in the prior year. The effective rate for the nine months ended September 30, 2020 and 2019 also varied from the federal statutory rate of 21.0% primarily due to the impact of state income taxes, foreign earnings taxed at lower rates, non-deductible book expenses, and tax credits.

The Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), signed into law on March 27, 2020, has resulted in significant changes to the U.S. federal corporate tax law. The CARES Act permits employers to defer the payments of the employer share of social security taxes due for the period beginning March 27, 2020 and ending December 31, 2020. Of the amounts deferred, 50% are required to be paid by December 31, 2021 and the remaining 50% are required to be paid by December 31, 2022. The Company began deferring payment of the employer share of the security taxes in April 2020. As of September 30, 2020, the Company had deferred $30.8 million of such taxes, which are classified as Other long-term liabilities in the condensed consolidated balance sheets.

The Company expects to defer its share of such taxes through December 31, 2020.

9. Segments

The Company’s operations are organized into two reportable segments: sales and marketing. The operating segments reported below are the segments of the Company for which separate financial information is available and for which segment results are evaluated regularly by the chief operating decision maker (the chief executive officer) in deciding how to allocate resources and in assessing performance. Through the Company’s sales segment, the Company serves as a strategic intermediary between consumer goods manufacturers and retailer partners and performs critical merchandizing services on behalf of both consumer goods manufacturers and retail partners. Through the Company’s marketing segment, the Company develops and executes marketing programs for manufacturers and retailers. These reportable segments are organized by the types of services provided, similar economic characteristics, and how the Company manages its business. The assets and liabilities of the Company are managed centrally and are reported internally in the same manner as the consolidated financial statements; therefore, no additional information is produced or included herein. The Company and its chief operating decision maker evaluate performance based on revenues and operating income.

(in thousands)	Sales	Marketing	Total
Three Months Ended September 30, 2020
Revenues	$542,062	$242,283	$784,345
Depreciation and amortization	$41,978	$16,578	$58,556
Operating income	$60,205	$28,366	$88,571
Three Months Ended September 30, 2019
Revenues	$503,335	$478,347	$981,682
Depreciation and amortization	$40,273	$17,599	$57,872
Operating income	$48,077	$28,448	$76,525

(in thousands)	Sales	Marketing	Total
Nine Months Ended September 30, 2020
Revenues	$1,510,099	$795,185	$2,305,284
Depreciation and amortization	$127,319	$50,194	$177,513
Operating income (loss)	$95,420	$24,592	$120,012
Nine Months Ended September 30, 2019
Revenues	$1,434,868	$1,337,319	$2,772,187
Depreciation and amortization	$120,760	$53,664	$174,424
Operating income	$87,673	$51,963	$139,636

Revenues and long-lived assets by services provided in geographic region are as follows:

	Three Months Ended
(in thousands)	September 30, 2020	September 30, 2019
Revenues
North America	$696,258	$865,144
International	88,087	116,538

Total revenues	$784,345	$981,682

	Nine Months Ended
(in thousands)	September 30, 2020	September 30, 2019
Revenues
North America	$2,043,241	$2,439,164
International	262,043	333,023

Total revenues	$2,305,284	$2,772,187

(in thousands)	September 30, 2020	December 31, 2019
Long-Lived Assets
North America	$78,563	$107,940
International	6,506	6,750

Total long-lived assets	$85,069	$114,690

The classification “North America” is primarily comprised of the Company’s U.S. and Canadian operations and the classification “International” primarily includes the Company’s operation in the U.K., Germany, the Netherlands and Japan.

Revenues by location of services provided in the U.S. were $667.2 million and $811.7 million, during the three months ended September 30, 2020 and 2019, respectively.

Revenues by location of services provided in the U.S. were $1.9 billion and $2.3 billion, during the nine months ended September 30, 2020 and 2019, respectively.

10. Commitments and Contingencies

Litigation

The Company is involved in various legal matters that arise in the ordinary course of its business. Some of these legal matters purport or may be determined to be class and/or representative actions, or seek substantial damages, or penalties. The Company has accrued amounts in connection with certain legal matters, including with respect to certain of the matters described below. There can be no assurance, however, that these accruals will be sufficient to cover such matters or other legal matters or that such matters or other legal matters will not materially or adversely affect the Company’s business, financial position, or results of operations.

Employment Matters

The Company has also been involved in various litigation, including purported class or representative actions with respect to matters arising under the California Labor Code and Private Attorneys General Act. The Company has retained outside counsel to represent it in these matters and is vigorously defending its interests.

Legal Matters Related to Take 5

USAO and FBI Voluntary Disclosure and Investigation Related to Take 5

The Company voluntarily disclosed to the United States Attorney’s Office and the Federal Bureau of Investigation certain misconduct occurring at Take 5, a line of business that the Company closed in July 2019. The Company intends to cooperate in this and any other governmental investigations that may arise in connection with the Take 5 Matter. At this time, the Company cannot predict the ultimate outcome of any investigation related to the Take 5 Matter and is unable to estimate the potential impact such an investigation may have on the Company.

Arbitration Proceedings Related to Take 5

In August 2019, as a result of the Take 5 Matter, the Company provided a written indemnification claim notice to the sellers of Take 5 (the “Take 5 Sellers”) seeking monetary damages (including interest, fees and costs) based on allegations of breach of the asset purchase agreement (the “Take 5 APA”), as well as fraud. In September 2019, the Take 5 Sellers initiated arbitration proceedings against the Company, alleging breach of the Take 5 APA as a result of the Company’s decision to terminate the operations of the Take 5 business, and seeking monetary damages equal to all unpaid earn-out payments under the Take 5 APA (plus interest, fees and costs). The Company filed its response to the Take 5 Sellers’ claims, and asserted indemnification, fraud and other claims against the Take 5 Sellers as counterclaims and cross-claims in the arbitration proceedings. The Company is currently unable to estimate the potential impact related to these arbitration proceedings, but the Company has retained outside counsel to represent the Company in these matters and intends to vigorously pursue the Company’s interests.

Other Legal Matters Related to Take 5

The Take 5 Matter may result in additional litigation against the Company, including lawsuits from clients, or governmental investigations, which may expose the Company to potential liability in excess of the amounts being offered by the Company as refunds to Take 5 clients. The Company is currently unable to determine the amount of any potential liability, costs or expenses (above the amounts already being offered as refunds) that may result from any lawsuits or investigations associated with the Take 5 Matter or determine whether any such issues will have any future material adverse effect on the Company’s financial position, liquidity, or results of operations. Although the Company has insurance covering certain liabilities, the Company cannot assure that the insurance will be sufficient to cover any potential liability or expenses associated with the Take 5 Matter.

Surety Bonds

In the ordinary course of business, the Company is required to provide financial commitments in the form of surety bonds to third parties as a guarantee of its performance on and its compliance with certain obligations. If the Company were to fail to perform or comply with these obligations, any draws upon surety bonds issued on its behalf would then trigger the Company’s payment obligation to the surety bond issuer. The Company has outstanding surety bonds issued for its benefit of $0.5 million as of September 30, 2020 and December 31, 2019.

Lease Obligations

With respect to the Company’s right-of-use assets, which consist mainly of real estate leases for office space, beginning in mid-March in response to the COVID-19 pandemic, the Company established a global work from home policy. A significant portion of the Company’s office-based workforce temporarily transitioned to working from home and the Company commenced a plan to strategically exit certain offices during the nine months ended September 30, 2020. Based on a number of factors, the Company concluded that this strategic initiative did not result in a triggering event that would indicate that the Company’s related asset groups may not be recoverable as of September 30, 2020. In enacting the plan, the Company abandoned several office leases prior to reaching termination agreements with its landlords, and as a result, adjusted the useful life of these asset to reflect the remaining expected use. The reduction to the right-of use assets and liabilities related to these leases were $41.9 million and $40.1 million, respectively, resulting in additional lease costs of $1.8 million for the nine months ended September 30, 2020. Additionally, the Company paid $15.8 million in termination fees for the nine months ended September 30, 2020, which was recorded in “Selling, general and administrative expenses” in the Condensed Consolidated Statements of Comprehensive Loss.

11. Subsequent Events

The Company has completed an evaluation of all subsequent events through November 16, 2020, the date its condensed consolidated financial statements were available to be issued.

On September 7, 2020 the Company entered into an agreement and plan of merger (as amended, modified, supplemented or waived, the “Merger Agreement”), with Conyers Park II Acquisition Corp., now known as Advantage Solutions, Inc. (“Conyers Park”), CP II Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Conyers Park (“Merger Sub”), and Karman Topco L.P., a Delaware limited partnership (“Topco”).

In September 2020 and in connection with its entry into the Merger Agreement, Conyers Park entered into subscription agreements (collectively, the “Subscription Agreements”) pursuant to which certain investors, including the Sponsor and participating equityholders of Topco (the “Advantage Sponsors”), agreed to purchase Common Stock at a purchase price of $10.00 per share (the “PIPE Investment”).

On October 27, 2020, Conyers Park held a special meeting of stockholders (the “Special Meeting”), at which the Conyers Park stockholders considered and adopted, among other matters, a proposal to approve the business combination, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements. Pursuant to the terms of the Merger Agreement, following the Special Meeting, on October 28, 2020 (the “Closing Date”), Merger Sub was merged with and into the Company with the Company being the surviving company in the merger (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”). On the Closing Date, the PIPE Investment was consummated, and

85,540,000 shares of Common Stock were sold for aggregate gross proceeds of $855.4 million. Of the 85,540,000, the Sponsor and the Advantage Sponsors acquired 35,540,000 shares of Common Stock, and other purchasers acquired 50,000,000 shares of Common Stock.

Holders of 32,114,818 shares of Conyers Park’s Class A common stock (“Common Stock”) sold in its initial public offering properly exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from Conyers Park’s initial public offering, calculated as of two business days prior to the consummation of the business combination, $10.06 per share, or $323.1 million in the aggregate (collectively, the “Redemptions”).

As a result of the Merger, among other things, pursuant to the Merger Agreement, Conyers Park issued to Topco, as sole stockholder of Advantage prior to the Merger, an aggregate consideration equal to (a) 203,750,000 shares of Common Stock, and (b) 5,000,000 shares of Common Stock that will remain subject to forfeiture unless and until vesting upon the achievement of a market performance condition described further in the Proxy Statement.

After giving effect to the Transactions, the Redemptions, and the consummation of the PIPE Investment, there were currently 313,425,182 shares of Common Stock issued and outstanding as of the Closing Date. The Common Stock and outstanding warrants of Conyers Park (renamed “Advantage Solutions Inc.”) commenced trading on the Nasdaq Stock Market under the symbols “ADV” and “ADVWW”, respectively, on October 29, 2020.

As noted above, an aggregate of $323.1 million was paid from the Conyers Park’s trust account to holders in connection with the Redemption, and the remaining balance immediately prior to the closing of the Transactions of approximately $131.2 million remained in the trust account. The remaining amount in the trust account, combined with funds from the New Senior Secured Credit Facilities, was used to fund the Transactions.

In connection with the Merger, the Company repaid and terminated the Credit Facilities, at a total cost of $86.0 million. This amount was repaid by the Company in a combination of (i) cash on hand, (ii) proceeds from the PIPE Investment, (iii) the entry by Advantage Sales & Marketing, Inc. (“ASM”), a wholly owned subsidiary of the Company, into (a) the New Revolving Credit Facility, which permits borrowing in an aggregate principal amount of up to $400.0 million, subject to borrowing base capacity, of which $100.0 million of principal amount was borrowed as of October 28, 2020, and (b) the New Credit Facility in an aggregate principal amount of $1.325 billion, and (iv) the issuance by FinCo of $775.0 million aggregate principal amount of Senior Secured Notes.

The Merger will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Conyers Park will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the current stockholder of the Company, Topco, having a relative majority of the voting power of the combined entity, the operations of the Company prior to the Merger comprising the only ongoing operations of the combined entity, and senior management of the Company comprising the senior management of the combined entity. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of the Company with the acquisition being treated as the equivalent of the Company issuing stock for the net assets of Conyers Park, accompanied by a recapitalization. The net assets of Conyers Park will be stated at historical cost, with no goodwill or other intangible assets recorded.

The following table presents the calculation of adjusted basic and diluted net income (loss) per share for the periods indicated, based on the weighted-average number of shares outstanding from January 1, 2020 through September 30, 2020, after giving effect to the Transactions, the redemption of public shares as described above, and the consummation of the PIPE Investment. This information is presented to facilitate the understanding of the impact of the reverse recapitalization on EPS prior to its consummation, and which will be retroactively recast in the period in which the reverse recapitalization occurs.

(in thousands, except share and per share data)	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2020

Numerator:
Net income (loss) attributable to stockholder of Advantage Solutions Inc.	$35,949	$(23,163)

Denominator:
As adjusted weighted-average number of Class A common stock shares outstanding, basic and diluted	313,425,182	313,425,182

Net income (loss) per share, as adjusted	$0.11	$(0.07)